SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/A Amendment 6, of Gulf Shores Investments, Inc., of our report dated September 24, 2009 except for note 5 dated April 20, 2010 on our audit of the financial statements of Gulf Shores Investments, Inc. as of June 30, 2009, and the related statements of operations, stockholders’ equity and cash flows from inception May 8, 2009 through June 30, 2009, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs
Seale and Beers, CPAs
Las Vegas, Nevada
June 16, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd., Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351